News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL YEAR END

FINANCIAL RESULTS, DECLARES QUARTERLY DIVIDEND

New Brunswick, New Jersey, October 31, 2024 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and fiscal year ended September 30, 2024.

The Company reported $2.5 million in net income for the three months ended September 30, 2024 compared with net income of $2.2 million for the three months ended September 30, 2023. The Company also reported net income of $7.8 million for the year ended September 30, 2024 compared with $7.7 million for the year ended September 30, 2023.

The Company’s basic and diluted earnings per share were $0.41 and $1.23 for the three months and year ended September 30, 2024, compared with basic and diluted earnings per share for the three months and year ended September 30, 2023 of $0.34 and $1.20, respectively.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share, which will be paid on November 27, 2024 to stockholders of record as of November 14, 2024.

“We are very pleased to report an increase in our earnings during a year in which the prolonged inversion to the yield curve presented a very challenging environment for the banking industry”, stated John Fitzgerald, President and Chief Executive Officer. “Prudent management of the regulatory lending ratios has allowed Magyar Bank to continue providing credit to its communities, resulting in a 12% annual increase in our loan portfolio, helping to offset industry-wide interest margin compression. On a linked quarter basis, our net-interest margin increased from 3.02% as of June 30, 2024 to 3.08% as of September 30. 2024. In addition, our diligent pursuit of collateral securing previously non-performing loans resulted in record gains from other real estate owned, further helping to offset margin compression and the increasing costs of operations.”

Mr. Fitzgerald continued, “We are also excited to announce the opening of our new branch office in Martinsville. The physical location will complement our digital product and service offerings, while allowing us to generate loans and deposits from the desirable central New Jersey marketplace. As we look ahead to our next fiscal year, we are encouraged by the strength of our local economy, our team of experienced employees furthering the success of the Bank, and the continued demand for the Bank’s loan and deposit products.”

Results of Operations

Net income increased $357 thousand, or 16.3%, to $2.5 million during the three-month period ended September 30, 2024 from $2.2 million for the three-month period ended September 30, 2023 from lower provisions for credit losses and higher other income, partially offset by higher income tax and other expenses. Net income increased $74 thousand, or 1.0%, to $7.8 million during the year ended September 30, 2024 compared with $7.7 million for the year ended September 30, 2023 from higher net interest income, lower provision for credit losses and higher other income, partially offset by higher income tax and other expenses.

Net interest and dividend income increased $16 thousand, or 0.2%, to $7.0 million for the three months ended September 30, 2024 from the prior year period. Growth in the Company’s average interest-earning assets more than offset margin compression between the periods due to market interest rate levels and the prolonged inversion to the yield curve. The Company’s net interest margin decreased by 28 basis points to 3.08% for the quarter ended September 30, 2024 compared to 3.36% for the quarter ended September 30, 2023.

Interest and dividend income increased $2.2 million, or 20.2%, to $12.8 million for the three months ended September 30, 2024 from $10.6 million for the three months ended September 30, 2023. Between these periods the Company grew the average balance of its interest-earning assets by $78.2 million, or 9.5%, to $904.2 million, while the yield on such assets increased 50 basis points to 5.60% for the three months ended September 30, 2024 from 5.10% for the prior year period. The increase in yield on the Company’s assets was attributable to higher market interest rates between periods.

Interest expense increased $2.1 million, or 59.1%, to $5.7 million for the three months ended September 30, 2024 from $3.6 million for the three months ended September 30, 2023. The average balance of interest-bearing liabilities increased $130.9 million, or 23.3%, between the two periods while the cost of such liabilities increased 74 basis points to 3.29% for the three months ended September 30, 2024 compared with 2.55% for the prior year period. Higher market interest rates were primarily responsible for the rise in the cost of the Company’s interest-bearing liabilities.

During the year ended September 30, 2024, net interest and dividend income increased $240 thousand, or 0.9%, to $28.0 million compared with $27.7 million for the year ended September 30, 2023. Growth in the Company’s average interest-earning assets more than offset margin compression between periods due to market interest rate levels and the prolonged inversion to the yield curve. The Company’s net interest margin decreased by 36 basis points to 3.14% for the year ended September 30, 2024 compared to 3.50% for the year ended September 30, 2023.

The average balance of interest-earning assets increased $99.4 million, or 12.6%, to $890.8 million from $791.4 million, while the yield on such assets increased 64 basis points to 5.45% for the year ended September 30, 2024 compared with 4.81% for the prior year. Interest and dividend income increased $10.5 million, or 27.6%, to $48.6 million for the year ended September 30, 2024 from $38.1 million for the year ended September 30, 2023. The increase in yield on the Company’s assets was attributable to higher market interest rates.

Interest expense increased $10.3 million, or 99.3%, to $20.6 million for the year ended September 30, 2024 from $10.3 million for the year ended September 30, 2023. The average balance of interest-bearing liabilities increased $130.7 million, or 24.8%, between the two periods while the cost of such liabilities increased 117 basis points to 3.13% for the year ended September 30, 2024 compared with 1.96 % for the prior year. Higher market interest rates were primarily responsible for the rise in the cost of the Company’s interest-bearing liabilities for the year ended September 30, 2024.

The Company recovered $351 thousand in credit loss provisions during the three months ended September 30, 2024 compared with a recovery of $51 thousand for the three months ended September 30, 2023. Reductions in the expected credit loss during the quarter occurred from lower outstanding balances and commitments of construction and commercial asset-backed loans as well as improving economic data affecting the expected credit loss on residential mortgage loans. There were $2 thousand in loan recoveries and no charge-offs for the three months ended September 30, 2024 compared with $3 thousand in loan recoveries and no loan charge-offs for the prior year period.

Non-interest income increased $1.1 million, or 137.1%, to $2.0 million during the three months ended September 30, 2024 compared with $832 thousand for the prior year period. The Company’s gains on other real estate and SBA loans were $1.3 million and $257 thousand, respectively, during the three months ended September 30, 2024 compared with $0 and $81 thousand, respectively, during the three months ended September 30, 2023. Service charges decreased $380 thousand to $256 thousand during the three months ended September 30, 2024 compared with $636 thousand for the three months ended September 30, 2023 from lower commercial loan prepayment fees.

Non-interest income increased $931 thousand, or 34.7%, to $3.6 million during the year ended September 30, 2024 compared with the year ended September 30, 2023. The Company’s gains on other real estate, SBA loans and premises were $1.3 million, $599 thousand and $60 thousand, respectively, during the year ended September 30, 2024 compared with $0, $565 thousand and $9 thousand, respectively, during the year ended September 30, 2023. Service charges decreased $457 thousand to $1.1 million during the year ended September 30, 2024 compared with $1.6 million for the year ended September 30, 2023 from lower commercial loan prepayment fees.

Non-interest expenses increased $182 thousand, or 3.6%, to $5.2 million during the three months ended September 30, 2024 from $5.0 million compared with the prior year period due primarily to higher compensation, marketing and business development expenses. Compensation and benefit expense increased $102 thousand, or 3.4%, to $3.1 million for the three months ended September 30, 2024 compared with $3.0 million for the prior year period from annual merit increases and higher medical insurance costs. Marketing and business development expenses increased $86 thousand, or 390.9%, to $108 thousand primarily for the Company’s new Martinsville branch office that opened October 11, 2024.

During the year ended September 30, 2024, non-interest expenses increased $1.1 million, or 5.7%, to $20.4 million compared to $19.3 million for the year ended September 30, 2023 due primarily to higher compensation and benefit expenses, which increased $689 thousand, or 6.2%, due to fewer open positions between periods and the additions of a commercial lender and a commercial credit analyst, as well as annual merit increases. Other expenses increased $202 thousand, or 9.4%, from higher recruitment costs, loan origination and servicing costs and operating expenses. In addition, deposit insurance premiums increased $81 thousand, or 23.8%, to $421 thousand from deposit growth and higher insurance assessment rates implemented by the FDIC for all insured institutions effective January 1, 2023.

Income tax expense increased $918 thousand, or 134.6%, to $1.6 million for the three-month period ended September 30, 2024 from $673 thousand for the three-month period ended September 30, 2023. The increase was attributable to higher pre-tax income, which increased $1.3 million, or 44.6%, to $4.1 million as well as a $456 thousand expense for taxable gains on surrendered bank-owned life insurance policies during the three months ended September 30, 2024.

Income tax expense increased $285 thousand, or 9.4%, to $3.3 million for the year ended September 30, 2024 from $3.0 million for the year ended September 30, 2023. The increase was attributable to higher pre-tax income and taxable gains on surrendered bank-owned life insurance policies during the year ended September 30, 2024.

Balance Sheet Comparison

Total assets increased $7.6 million, or 0.8%, to $951.9 million during the three months ended September 30, 2024 from $944.4 million at June 30, 2024, reflecting a $20.8 million increase in loans receivable, a $5.1 million increase in bank-owned life insurance, and a $2.9 million increase in other real estate owned, offset by a $23.4 million decrease in interest-earning deposits with banks.

During the year ended September 30, 2024, total assets increased $44.6 million, or 4.9%, to $951.9 million compared with $907.3 million at September 30, 2023. The increase was attributable to a $82.8 million increase in net loans receivable, a $5.3 million increase in bank-owned life insurance, and a $3.4 million increase in other real estate owned. Offsetting these increases was a $46.9 million decrease in interest-earning deposits with banks.

Cash and interest-earning deposits with banks decreased $23.4 million, or 47.8% to $25.6 million at September 30, 2024 from $49.0 million at June 30, 2024 and by $46.9 million, or 64.7%, during the year ended September 30, 2024 to fund loan originations.

At September 30, 2024, investment securities totaled $95.4 million, reflecting an $899 thousand, or 0.99%, increase from June 30, 2024 and a $528 thousand, or 0.6%, decrease from September 30, 2023. Investment securities at September 30, 2024 consisted of $65.8 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $19.0 million in U.S. government-sponsored enterprise debt securities, $7.0 million in corporate notes, $3.4 million in municipal bonds and $190 thousand in “private-label” mortgage-backed securities.

Total loans receivable increased $20.9 million, or 2.7%, during the quarter ended September 30, 2024 and have increased $83.0 million, or 11.9%, to $781.2 million during the year ended September 30, 2024 from $698.2 million at September 30, 2023. The growth for the year occurred in commercial real estate loans, which increased $72.2 million, or 18.6%, to $461.3 million, in one-to four-family residential mortgage loans (including home equity lines of credit), which increased $16.3 million, or 6.4%, to $270.9 million, and in construction and land loans, which increased $869 thousand, or 4.0%, to $22.7 million. Offsetting these increases were declines in commercial business loans, which decreased $6.2 million, or 20.5%, to $24.0 million and in other consumer loans, which decreased $124 thousand, or 5.3%, to $2.2 million.

During the quarter our total non-performing loans decreased $4.4 million, or 94.9%, to $232 thousand at September 30, 2024 from $4.6 million at June 30, 2024 primarily due to the resolution of loans through foreclosure. The ratio of non-performing loans to total loans was 0.03% at September 30, 2024 compared to 0.73% at September 30, 2023.

The allowance for credit losses decreased $333 thousand to $8.0 million for the year ended September 30, 2024 compared to $8.3 million for the year ended September 30, 2023. The decrease was attributable to the Company’s adoption of ASU 2016-13 on October 1, 2023, which resulted in a $492 thousand reduction in the allowance for credit loss. Offsetting this reduction were provisions for credit loss totaling $90 thousand and net loan recoveries totaling $69 thousand during the year. For comparison, the Company recorded provisions for loan loss totaling $381 thousand and net loan charge-offs totaling $484 thousand during the year ended September 30, 2023.

Other real estate owned increased $2.9 million to $3.7 million during the three months ended September 30, 2024, and $3.4 million for the year ended September 30, 2024. The Company acquired four properties totaling $4.4 million and sold two properties totaling $1.0 million during the year ended September 30, 2024. Of the three remaining properties owned at September 30, 2024, two totaling $3.3 million are under contract of sale.

Bank owned life insurance (“BOLI”) increased $5.1 million, or 27.8%, to $23.3 million during the three months ended September 30, 2024, slightly less than the $5.3 million increase for the year, which also included an annual increase in cash surrender value of the policies. The Company was in the process of restructuring $7.9 million of its BOLI portfolio at September 30, 2024. The restructure is expected to increase the crediting rate on the restructured BOLI policies from 2.24% (3.20% tax-equivalent yield) to 4.93% (7.04% tax-equivalent yield).

Total deposits increased $7.5 million, or 0.9%, during the three months ended September 30, 2024 to $796.7 million. Total deposits increased $41.2 million, or 5.5%, during the year ended September 30, 2024. The growth in deposits during the year occurred in certificates of deposit (including individual retirement accounts) which increased $55.0 million, or 52.5%, to $159.7 million, in interest-bearing checking account balances, which increased $31.6 million, or 27.4% to $146.7 million, and in money market account balances, which increased $19.7 million, or 6.9%, to $304.6 million. Offsetting these increases were declines in non-interest checking account balances, which decreased $55.7 million, or 29.6%, to $132.8 million and in savings account balances, which decreased $9.3 million, or 15.0%, to $52.9 million.

Included in the Company’s total deposits was an estimated $114.7 million that was not collateralized and exceeded the FDIC’s insurance coverage limit of $250,000 at September 30, 2024 compared to $109.3 million at September 30, 2023.

Borrowings were unchanged during the three months ended September 30, 2024. During the year ended September 30, 2024, borrowings decreased $947 thousand, or 3.2%, to $28.6 million as long-term advances from the Federal Home Loan Bank of New York were repaid from deposit inflows.

The Company repurchased 110,278 shares of its stock at a $12.64 average price during the three months ended September 30, 2024 under its stock repurchase plan announced on December 8, 2022. The plan allows for the repurchase of up to 5% of its outstanding shares, or up to 337,146 shares. The Company had repurchased 296,736 shares at an average price of $11.92 per share for the year ended September 30, 2024.

Total equity increased $5.7 million, or 5.5%, to $110.5 million at September 30, 2024 from $104.8 million at September 30, 2023. The increase was attributable to the Company’s net income from operations totaling $7.8 million, partially offset by $1.7 million in dividends paid and $2.4 million in share repurchases. In addition, other comprehensive income, stock-based compensation expense and the effect of adopting ASU 2016-13 increased the Company’s equity by $2.1 million. The Company’s book value per share increased to $16.98 at September 30, 2024 from $15.70 at September 30, 2023.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, Martinsville and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, the COVID-19 or any other pandemic, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Years Ended
	September 30,		September 30,
	2024	2023	2024	2023

Income Statement Data:
Interest and dividend income	$12,764	$10,615	$48,571	$38,068
Interest expense	5,743	3,610	20,597	10,334
Net interest and dividend income	7,021	7,005	27,974	27,734
(Recovery) provision for credit losses	(351)	(51)	90	381
Net interest and dividend income after
provision (recovery) for credit losses	7,372	7,056	27,884	27,353
Other income	1,973	832	3,613	2,682
Other expense	5,212	5,030	20,397	19,294
Income before income tax expense	4,133	2,858	11,100	10,741
Income tax expense	1,591	673	3,317	3,032
Net income	$2,542	$2,185	$7,783	$7,709

Per Share Data:
Net income per share-basic	$0.41	$0.34	$1.23	$1.20
Net income per share-diluted	$0.41	$0.34	$1.23	$1.20
Book value per share, at period end	$16.98	$15.70	$16.98	$15.70

Selected Ratios (annualized):
Return on average assets	1.06%	1.00%	0.83%	0.92%
Return on average equity	9.63%	8.81%	6.96%	7.31%
Net interest margin	3.08%	3.36%	3.14%	3.50%

	September 30,	September 30,
	2024	2023

	(Dollars in Thousands)
Balance Sheet Data:
Assets	$951,918	$907,292
Total loans receivable	780,162	698,206
Allowance for credit losses- loans	7,548	8,330
Investment securities - available for sale, at fair value	15,616	10,125
Investment securities - held to maturity, at cost	79,816	85,835
Deposits	796,674	755,453
Borrowings	28,568	29,515
Shareholders' Equity	110,548	104,790

Asset Quality Data:
Non-performing loans	$232	$5,084
Other real estate owned	3,725	328
Total non-performing assets	$3,957	$5,412
Allowance for credit losses to non-performing loans	3253.45%	163.85%
Allowance for credit losses to total loans receivable	0.97%	1.19%
Non-performing loans to total loans receivable	0.03%	0.73%
Non-performing assets to total assets	0.42%	0.60%
Non-performing assets to total equity	3.58%	5.16%